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                           CODE OF ETHICS AND CONDUCT

                      DUNCAN-HURST CAPITAL MANAGEMENT INC.
                                 (NOVEMBER 1999)

As an investment adviser, Duncan-Hurst Capital Management Inc. ("DHCM" or the "FIRM") is a fiduciary. We owe our clients the highest duty of loyalty. It is crucial that the Firm and each employee avoid conduct that is or may be inconsistent with that duty AND avoid actions that, while they may not actually involve a conflict of interest or an abuse of a client's trust, may have the appearance of impropriety.

Because our clients include portfolios of a registered investment company ("FUND CLIENTS"), we are required to adopt a code of ethics setting forth policies and procedures reasonably necessary to prevent certain violations of rules under the Investment Company Act of 1940. This Code of Ethics and Conduct (the "CODE") is intended to do so and, beyond that, to state DHCM's broader policies regarding DHCM's and its employees' discharge of their duty of loyalty to clients.

                                   I. GENERAL

BASIC PRINCIPLES. This Code is based on a few basic principles: (i) our clients' interests come before the Firm's or employees' interests; (ii) each employee must avoid any actual or potential conflict between his or her or the Firm's interests and the interests of our clients - both in the employee's professional activities and in his or her personal investment activities; (iii) employees must avoid any abuse of their positions of trust with and responsibility to DHCM and its clients, including taking inappropriate advantage of those positions.

The area most vulnerable to conflict of interest and abuse of an employee's position in the Firm is personal securities trading. While the Firm does not prohibit personal trading, we do discourage it. Generally, employees' attention to the securities markets should be focused to the maximum extent possible on serving our clients' interest. Personal participation in the markets is best accomplished by ownership of mutual funds and other collective investment vehicles managed by the Firm or others. Active trading has the potential to distract from an employee's attention to client needs and to create conflict of interest; it is strongly discouraged for all employees and, in many circumstances, prohibited for Investment-level employees.

CATEGORIES OF EMPLOYEES. This Code recognizes that different employees have different responsibilities, different levels of control over investment decision making for client accounts, and different access to information about investment decisionmaking and implementation. In general, the greater an employee's control and access, the greater the potentials for conflicts of interest in his or her personal investment activities. Recognizing that, employees are divided into two groups:

   INVESTMENT EMPLOYEES All employees who (i) in the course of their regular functions or duties, make (I.E., portfolio managers) or participate in making investment decisions or recommendations, including providing information and advice to portfolio managers (E.G., analysts) AND (ii) all employees who execute a portfolio manager's decisions (I.E., traders).


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         ACCESS PERSONS All employees(1) who, in the course of their normal functions or duties, make, participate in, or obtain information regarding clients' purchases or sales of securities. BECAUSE OF DHCM'S SIZE AND THE RANGE OF DUTIES THAT EMPLOYEES MAY HAVE, ALL EMPLOYEES ARE CONSIDERED "ACCESS PERSONS."

OTHER IMPORTANT CONCEPTS AND TERMS. This Code uses certain terms that have a very specific meaning. Specially defined terms are capitalized. Some of them are defined in the context which they are used. Others, that are used throughout this Code, are described below.

    BENEFICIAL INTEREST The concept of "beneficial ownership" of securities is used throughout this Code. It is a broad concept and includes many diverse situations. An employee has a "beneficial interest" in not only securities he or she owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by the employee's spouse, minor children and relatives who live full time in the employee's home,
                        (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains benefits substantially equivalent to ownership and (iii) securities held by certain types of entities that the employee controls or in which he or she has an equity interest. EXAMPLES OF SOME OF THE MOST COMMON OF THOSE ARRANGEMENTS ARE SET FORTH IN APPENDIX 1. IT IS VERY IMPORTANT TO REVIEW APPENDIX 1 IN DETERMINING COMPLIANCE WITH REPORTING REQUIREMENTS AND TRADING RESTRICTIONS.(2)

         CONTACT PERSON Many of the specific procedures, standards, and restrictions described in this Code involve consultation with the "Contact Person." MIKE DEMAYO is the Contact Person.


       COVERED ACCOUNTS Many of the procedures, standards and restrictions in this Code govern activities in "Covered Accounts." This term refers to the following accounts(3):


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(1)     The Firm may, from time to time, engage temporary personnel, such as clerical personnel provided by an agency or independent contractors. We generally expect that the nature of such personnel's engagements and activities will not be such that they would be "Access Persons" if they were "employees." The Firm will make a determination on a case-by-case basis regarding status of such personnel.

(2) This broad definition of "beneficial ownership" is for purposes of this Code only; it does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. To accommodate potential differences in concepts of ownership for other purposes, an employee may include in his or her Quarterly Report a statement declaring that the reporting or recording of any securities transaction shall not be construed as an admission that the employee has any direct or indirect beneficial ownership in the security. For example, if a parent or custodian sold securities owned by a minor child under a Uniform Gifts to Minors Act, the other parent would report such transaction, but could disclaim beneficial ownership by checking the appropriate box on the Quarterly Report. Whether or not an employee's Quarterly Report should carry such a disclaimer is a personal decision on which DHCM will make no recommendation. Employees may wish to consult their own advisers on this issue.

(3) Covered Accounts do not include accounts over which an employee does not have "any direct or indirect influence or control." The most common example of this is where securities are held in a trust of which an employee is a beneficiary but is not the trustee and has no control or influence over the trustee.


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                        -       Securities accounts of which DHCM is the
                                beneficial owner;

                        - Any securities account registered in an employee's name; AND

                        - Any account or security in which an employee has any direct OR indirect "beneficial ownership interest."

       COVERED SECURITY This Code (and our Insider Trading Policy, attached)
                        refers to transactions in "Covered Securities." That term includes not only common stocks, but also options, rights, warrants, futures contracts, convertible securities or other securities. It does NOT include: (i) money market fund shares; (ii) shares of any mutual fund other than one for which DHCM serves as an investment adviser (including as subadviser); and (iii) direct obligations of the U.S. Government. Thus, none of the reporting, preclearance, or specific trading limitations in this Code (other than the general prohibition on insider trading) apply to those securities.

     DESIGNATED ACCOUNT Certain types of accounts in which the Firm (and through the Firm, the Firm's owners) have a Beneficial Interest are technically covered by regulatory reporting and preclearance requirements but, because activities in those accounts are subject to supervision and scrutiny, the Firm may determine that they should not be subject to some of the other substantive provisions of this Code. Those accounts may include investment partnerships of which the Firm is a general partner and certain accounts established to "seed" a new investment product (including newly established mutual funds). An account will be considered a Designated Account only if it has been specifically identified as such by the Contact Person, in consultation with senior management.

    EXEMPTED SECURITIES For purposes of this Code, bonds and other debt instruments that are not convertible into any equity security are considered "EXEMPTED SECURITIES" and are not subject to the preclearance, "blackout period," and other specific trading limitations imposed by this Code.
                        NOTE: THE QUARTERLY REPORTING OBLIGATIONS DESCRIBED IN THIS CODE ARE IMPOSED BY LAW AND APPLY EVEN TO EXEMPTED SECURITIES. THUS, EVEN THOUGH YOU NEED NOT COMPLY WITH THE SUBSTANTIVE LIMITATIONS OF THIS CODE IN EFFECTING TRANSACTIONS IN EXEMPTED SECURITIES, YOU STILL MUST REPORT YOUR TRANSACTIONS TO THE CONTACT PERSON.

                        It is each employee's responsibility to determine whether he or she must report a transaction or investment and whether or not the substantive limitations apply to a transaction. If you are in doubt as to whether a security is an Exempted Security, contact the Contact Person.

SPECIFIC RULES ARE NOT EXCLUSIVE. This Code's procedures, standards, and restrictions do not and cannot address each potential conflict of interest. Rather, they attempt to prevent some of
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The "no influence or control" exception is very limited and will be construed narrowly. Questions about "influence or control" or otherwise about beneficial ownership or reporting responsibilities should be directed to the Contact Person.

                                  DUNCAN-HURST CAPITAL MANAGEMENT CODE OF ETHICS
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the more common types of problems. Ethics and faithful discharge of our fiduciary duties require adherence to the spirit of this Code and an awareness that activities other than personal securities transactions could involve conflicts of interest. (For example, accepting favors from broker-dealers could involve an abuse of an employee's position.) If there is any doubt about a transaction for a reportable account or for an employee's personal account, the Contact Person should be consulted.

                      II. RULES APPLICABLE TO ALL EMPLOYEES

ALL employees must comply with the following policies.

ILLEGAL ACTIVITIES. As a matter of policy and the terms of each employee's employment with DHCM, the following types of activities are strictly prohibited:

(1) Using any device, scheme or artifice to defraud any client or prospective client or any party to any securities transaction in which DHCM or any of its clients is a participant;

(2) Making to any person, particularly a client or prospective client, any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements DHCM has made to such person, in light of the circumstances under which they are made, not misleading;

(3) Engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon any client or prospective client or upon any person in connection with any transaction in securities;

(4) Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client or prospective client; and

(5) Causing DHCM, acting as principal for its own account or for any account beneficially owned by DHCM or any person associated with DHCM (within the meaning of the Investment Advisers Act) to sell any security to or purchase any security from a client in violation of any applicable law, rule or regulation of a governmental agency.

"INSIDER TRADING." No employee may engage in what is commonly known as "insider trading" or "tipping" of "inside" information. DHCM has adopted an "Insider Trading Policy" that describes more fully what constitutes "insider trading" and the legal penalties for engaging in it. Each employee must review the Insider Trading Policy annually and sign an acknowledgment that he or she has done so. Employees should refer to the Insider Trading Policy (as well as this Code) whenever any question arises regarding what to do if an employee believes he or she may have material nonpublic information.

FRONTRUNNING AND SCALPING. No employee may engage in what is commonly known as "frontrunning" or "scalping" - causing a Covered Account to buy or sell Covered Securities prior to clients in order to benefit from price movement that may be caused by client transactions.(4) To prevent frontrunning or scalping, no employee may cause a Covered Account to buy or sell a Covered Security (other than an Exempted Security) when he or she knows DHCM is actively

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(4)     These practices may also constitute illegal "insider trading."


DUNCAN-HURST CAPITAL MANAGEMENT CODE OF ETHICS
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considering the security for purchase or sale (as applicable) in client accounts.(5) In determining whether or not to "preclear" a proposed transaction, as described below, the Contact Person will consider, among other things, whether any research, analysis, or investment decisionmaking is in process that could reasonably be expected to lead to a buy or sell decision for clients. Information about such research, analysis, and pending decisionmaking is referred to in this Code as "Client Investment Information." Notwithstanding the foregoing, nothing in this paragraph will prevent the aggregation of orders for Designated Accounts with orders for other client accounts, even though those orders may be part of a purchase or sale program that may be implemented over a number of days.

PRECLEARANCE. No employee may buy, sell, or pledge any security (other than an Exempted Security) for any Covered Account (other than a Designated Account) without obtaining written clearance from the Contact Person BEFORE the transaction. The written clearance must specify the securities involved and the type of transaction proposed, and must be dated and signed by the Contact Person. IT IS EACH EMPLOYEE'S RESPONSIBILITY TO BRING PROPOSED TRANSACTIONS TO THE CONTACT PERSON'S ATTENTION AND TO OBTAIN WRITTEN CLEARANCE FROM THE CONTACT PERSON. Transactions effected without preclearance are subject, in the Contact Person's discretion (after consultation with other members of management, if appropriate), to being reversed or, if the employee made profits on the transaction, to disgorgement of such profits. A form of request and approval is attached to this Code as APPENDIX 2-A.

The Contact Person need not specify the reasons for any decision to clear or deny clearance for any proposed transaction. As a general matter, due to the difficulty of showing that an employee did not know of client trading activity or Client Investment Information, the Contact Person should not be expected to clear transactions in securities in which clients are currently invested or as to which the Firm has Client Investment Information. Generally, only where the Contact Person determines that a particular transaction in such a security does not, under the circumstances, create even the appearance of impropriety will he or she permit it, and quite likely not even then. In addition, as a general matter, the Contact Person will not approve a proposed employee purchase if accounts managed by DHCM own in the aggregate 5% or more of any class of the issuer's equity securities.

Transaction orders must be filled within three trading days after the day approval is granted. If precleared transactions are not completed in that time frame, a new clearance must be obtained.

"BLACKOUT" PERIODS. No employee may BUY a Covered Security (other than an Exempted Security) for a Covered Account (other than a Designated Account) within five trading days BEFORE a client account BUYS the same security or SELL such a security for a Covered Account (other than a Designated Account) within five trading days BEFORE a client account SELLS that security. Nor may an employee SELL a Covered Security (other than an Exempted Security) for a Covered Account (other than a Designated Account) within five trading days AFTER a client account BUYS that security or BUY the security for a Covered Account (other than a Designated Account) within five trading days AFTER a client account SELLS that security.

The Firm recognizes that in unusual circumstances, transactions may be effected in Covered Accounts shortly before new developments result in decisions being made for client accounts. If the "blackout" policy described above were applied too rigidly, such transactions could have the

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(5)     Some of the other, more specific trading rules described below are also intended, in part, to prevent frontrunning and scalping.



                                  DUNCAN-HURST CAPITAL MANAGEMENT CODE OF ETHICS
                                                                          PAGE 5
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effect of preventing purchases or sales for client accounts for a portion of a
"blackout" period when those transactions would otherwise be advantageous to clients.(6) To prevent such a result, the Contact Person, in consultation with senior management, may, on an exception basis, permit transactions in client accounts before any applicable "blackout" period has expired.

In addition to the "blackout" period restrictions, no employee may execute ANY transaction for a Covered Account (other than a Designated Account) on any day during which there is pending for any client a "buy" or "sell" order in that same security until the client's order is executed or withdrawn. This rule applies whether or not the Contact Person has cleared the transaction (E.G. earlier in the day than the time at which an order was first placed for a client). It also applies to transactions in convertible, derivative, or otherwise related securities, such as options, that have the same effect as the transactions described in the first sentence of this paragraph. Thus, for example, an employee may not buy a call option or write a put option on a stock (other than an Exempted Security) within five trading calendar days before a client account buys the underlying stock or buy a put option or write a call option on a stock (other than an Exempted Security) within five trading days before a client account sells the underlying stock.

If an employee completes a transaction in a Covered Account during a "blackout" period or otherwise in violation of this policy, he or she may be required to turn over any profits realized on the transaction to DHCM, in most cases for crediting to appropriate client accounts.

COMMISSIONS. Employees may negotiate with broker-dealers regarding the commissions charged for their personal transactions, but may not enter into any arrangement for a Covered Account to pay commissions at a rate that is better than the rate available to clients through similar negotiations.

GIFTS. No employee may receive any gift or other thing of more than nominal value from any person or entity that does business with or on behalf of the Firm or any client.

DUTIES OF CONFIDENTIALITY. All Client Investment Information and all information relating to clients' portfolios and activities is STRICTLY CONFIDENTIAL. Consideration of a particular purchase or sale for a client account may not be disclosed except to authorized persons.

                  III. RULES APPLICABLE TO INVESTMENT EMPLOYEES

In addition to the policies described in Section II, all Investment Employees must comply with the following policies.

NEW ISSUE SECURITIES. No Investment Employee may purchase new publicly offered issues of any securities other than Exempted Securities ("NEW ISSUE SECURITIES") for any Covered Account in the public offering of those securities without the express approval of the Contact Person. Investment Employees generally should not expect the Contact Person to approve Covered

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(6)     For example, if, on day one, a Covered Account sells a security that client accounts also hold, then under this Code client accounts ordinarily would not also sell for the balance of the five-trading-day period. However, if extraordinary news on the security were announced on day two, the client accounts could be disadvantaged by waiting for the balance of the blackout period


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Account purchases of Covered Securities that are the subject of a public offering until at least one day after the public offering has been completed.(7)

PRIVATE PLACEMENTS. As with all transactions in Covered Accounts, purchases of securities in private placements(8) must be cleared in advance by the Contact Person. "Private placements" present special issues for preclearance decisions. In determining whether to approve any such transaction for an Investment Employee, the Contact Person will consider, among other factors, whether the investment opportunity should be reserved for client accounts and whether the investment opportunity is being offered to the Covered Account by virtue of the employee's position with DHCM.(9) An Investment Employee who has acquired a Beneficial Interest in securities in a private placement must notify the Contact Person if he or she is to participate in subsequent consideration of an investment by client accounts in securities of the same issuer. In such circumstances, a decision to acquire securities of that issuer for client accounts must be reviewed independently by an Investment Employee with no personal interest in that issuer prior to placing an order. If no such Investment Employee exists, the transaction should not be effected for client accounts without specific client approval.

LIMITATION ON SHORT-TERM TRADING. No Investment Employee may buy and then sell, or sell and then buy, any Covered Security (other than an Exempted Security) for a Covered Account (other than a Designated Account) within any period of 60 days IF, at any time while that Covered Account holds the security, (i) any client also owns the security or a related security or instrument or (ii) DHCM has any Client Investment Information relating to that security or a related security or instrument. This rule also applies to transactions in convertible, derivative, or otherwise related securities, such as options, that have the same effect as the transactions described in the first sentence of this paragraph. Thus, for example, an Investment Employee may not buy a stock (other than an Exempted Security) and, within 60 days, buy a put option on that stock if, at any time he or she owns the stock, any client also owns either the underlying stock or any option on the stock or the firm has Client Investment Information about the stock. As a practical matter, if an Investment Employee has bought or sold a Covered Security (other than an Exempted Security) for a Covered Account (other than a Designated Account) and the firm subsequently buys or sells the security for client accounts or develops Client Investment Information about the security, the employee must refrain from effecting any contrary transaction for the balance of the 60-day period.

If an employee completes a transaction in violation of this policy, the applicable Covered Account may be required to turn over any profits realized on the transaction either as a penalty or for the benefit of clients.

SERVICE AS A DIRECTOR. No Investment Employee may serve as a director of a publicly-held company without prior approval by the Contact Person (or another Investment employee, if the

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(7)     Exceptions to this general rule may include, for example, where an employee's spouse has an opportunity to participate in a directed share program in connection with a public offering by his or her employer. Designated Accounts may also be granted exceptions on a regular basis.

(8) Defined as offerings that are exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) of that Act and, or pursuant to Rule 504,505, or 506 under that Act.

(9) In making this determination, the Contact Person will often be expected to consult with the portfolio managers. The Contact Person must make a written record of his or rationale for approving an investment in a private placement and retain that record in the Firm's compliance files.


                                  DUNCAN-HURST CAPITAL MANAGEMENT CODE OF ETHICS
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Contact Person is the proposed board member) based upon a determination that service as a director would be in the best interests of any Fund Client and its shareholders. In the limited instances in which such service is authorized, Investment Personnel serving as directors will be isolated from other Investment Personnel who are involved in making decisions as to the securities of that company through procedures determined by the Contact Person to be appropriate in the circumstances.

                             IV. EMPLOYEE REPORTING

INITIAL HOLDINGS REPORT. Each employee must, within ten (10) days after commencement of employment, disclose in writing to the Contact Person the identities, amounts, and locations of all Covered Securities owned in all Covered Accounts in which such employee has a Beneficial Interest. That disclosure must include the date as of which the information is provided. These reports may be made on the form attached as APPENDIX 2-B.

ANNUAL HOLDINGS REPORT. Each employee must disclose in writing to the Contact Person within thirty (30) days after the end of each calendar year while employed by DHCM the same type of information that is required to be provided in an Initial Holdings Report as of a date within thirty (30) days before the date of the report. These reports may be made on the form attached as APPENDIX 2-B.

QUARTERLY REPORTS. Each employee must report to the Contact Person by the tenth day of each quarter (i) all securities transactions in all of the employee's Covered Accounts during the preceding quarter and (ii) each new Covered Account in which the employee has or acquired a Beneficial Interest during the quarter (including the name of the institution that maintains the account, the name in which the account is maintained, and the date it was established or, if later, the date the employee acquired his or her Beneficial Interest). In addition, each employee must report all transactions for the account of each person or entity (i) that is not a client of DHCM and (ii) for whom the employee manages provides investment management services or to whom the employee gives investment or voting advice. Those transactions may be reported on the form attached as APPENDIX 2-C.(10) To provide verification of this reporting with respect to Investment Employees and employees designated by the Contact Person, in consultation with senior management, as "Management Employees,"(11) such employees must direct each brokerage firm, bank, or other institutions that maintains a Covered Account to which he or she is related to provide duplicate confirmation and account statements to DHCM.(12) Notwithstanding the foregoing, employees need not report transactions in Designated Accounts in which they have a Beneficial Interest; the Firm will have records of such transactions as a result of its management activities for those accounts.

In filing Quarterly Reports, employees must note that:

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(10)    If possible, all reportable transactions should be listed on a single form. If necessary, because of the number of transactions, attach a second form and mark it "continuation." All information called for in each column must be completed for every security listed on the report.

(11) These employees will generally include the Contact Person and personnel who have supervisory responsibility over areas of the Firm's operations that involve access to Client Investment Information.

(12) To facilitate the orderly collection and review of these statements, the Contact Person may direct that they be sent to a specific post office box, rather than to the Firm's general address.


DUNCAN-HURST CAPITAL MANAGEMENT CODE OF ETHICS
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-    Each employee must file a report every quarter whether or not there were any reportable transactions.

- Reports must show all sales, purchases, OR OTHER ACQUISITIONS OR DISPOSITIONS, including gifts, the rounding out of fractional shares, exercises of conversion rights, exercises or sales of subscription rights and receipts of stock dividends or stock splits.

- Quarterly reports as to family and other Covered Accounts that are fee-paying clients of DHCM, need merely list the account number; transactions need not be itemized.

- Direct obligations of the U.S. Government, money market fund shares, or shares of registered open-end investment companies (other than Fund Clients) are not Covered Securities and transactions in than need not be reported. HOWEVER, EMPLOYEES MUST REPORT TRANSACTIONS IN EXEMPTED SECURITIES (INCLUDING BONDS AND OTHER DEBT SECURITIES, AND ALL STOCKS), EVEN THOUGH THE SUBSTANTIVE RESTRICTIONS IMPOSED BY THIS CODE DO NOT APPLY.

CONFIDENTIALITY. All statements of holdings, duplicate trade confirmations, duplicate account statements, and Quarterly Reports will generally be held in confidence by the Contact Person. However, the Contact Person may provide access to any of those materials to other members of DHCM's management or compliance personnel of a Fund Client in order to resolve questions regarding compliance with this Code and regarding potential purchases or sales for client accounts. DHCM may also provide regulatory authorities with access to those materials where required to do so under applicable laws, regulations, or orders of such authorities.

                            V. PROCEDURES; SANCTIONS

IDENTIFICATION OF INVESTMENT EMPLOYEES AND OTHER ACCESS PERSONS. The Contact Person will maintain a current list of all Access Persons and will identify on that list which such persons are Investment Employees (including the date on which each became an Investment Employee, as well as the date on which any Access Person ceased to be an Investment Employee). Whenever an employee becomes or ceases to be an Investment Employee, the Contact Person will notify the employee of that fact.

TRANSACTION MONITORING. To determine whether employees have complied with the rules described above (and to detect possible insider trading), the Contact Person will review duplicate trade confirmations provided pursuant to those rules within 10 days after their receipt. The Contact Person will compare Quarterly Reports and records of preclearance activities to determine whether employees are complying with the preclearance and reporting requirements. The Contact Person will also compare transactions in Covered Accounts with transactions in client accounts for transactions or trading patterns that suggest potential frontrunning, scalping, or other practices that constitute or could appear to involve abuses of employees' positions.

CERTIFICATION OF COMPLIANCE. By January 30 of each year, each employee must certify that he or she has read and understands this Code, that he or she recognizes that this Code applies to him or her, and that he or she has complied with all of the rules and requirements of this Code, including reporting all securities transactions required to be reported. A form of such certification is attached to this Code as APPENDIX 2-D.


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RETENTION OR REPORTS AND OTHER RECORDS. The Contact Person will maintain at
DHCM's principal office for at least five years a confidential (subject to inspection by regulatory authorities) record of each reported violation of this Code and of any action taken as a result of such violation. The Contact Person will also cause to be maintained in appropriate places all other records relating to this Code that are required to be maintained by Rule 17j-1 under the Investment Company Act of 1940 and Rule 204-2 under the Investment Advisers Act of 1940, as well as under applicable state laws, including copies of this Code, as it may be amended from time to time, copies of the lists of Access Persons and Investment Employees described above, copies of employees' Initial Holdings Reports, Annual Holdings Reports, and Quarterly Reports, and each decision to approve an investment by a Covered Account in which an Investment Employee has a Beneficial Interest . In a New Issue or a private placement.

REPORTS OF VIOLATIONS. Any employee who learns of any violation, apparent violation, or potential violation of this Code is required to advise the Contact Person as soon as practicable. The Contact Person will then take such action as may be appropriate under the circumstances.

SANCTIONS. Each employee acknowledges that, as a term of his or her employment with DHCM, upon discovering that any employee has failed to comply with the requirements of this Code, DHCM may impose on that employee whatever sanctions management considers appropriate under the circumstances, including censure, suspension, disgorgement of trading profits, limitations on permitted activities, or termination of employment.

                 VI. ACKNOWLEDGMENT OF RECEIPT AND CERTIFICATION

I have read, understand, acknowledge that I am subject to and agree to abide by the guidelines set forth in this Code of Ethics and Conduct. I further certify that I have disclosed or reported all personal securities holdings and transactions required to be disclosed or reported pursuant to the requirements of the Code. I understand that any violation of the Code may lead to sanctions, including my dismissal for cause.



Name__________________________              Date__________________________


DUNCAN-HURST CAPITAL MANAGEMENT CODE OF ETHICS

                                   APPENDIX 1

                              BENEFICIAL OWNERSHIP

An employee has a "beneficial ownership" interest in Covered Securities in all cases where he or she is considered to have a direct or indirect pecuniary interest in those securities within the meaning of Rule 16a-1(2) under the Securities Exchange Act of 1934, as amended. Examples of such pecuniary interests include (but are not limited to) cases where Covered Securities are owned:

1. By an employee for his/her own benefit, whether bearer, registered in his/her own name, or otherwise;

2. By others for the employee's benefit (regardless of whether or how registered), such as securities held for the employee by custodians, brokers, relatives, executors or administrators;

3.   For an employee's account by a pledgee;

4. By a trust in which an employee has an income or remainder interest unless the employee's only interest is to receive principal if (a) some other remainderman dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the employee;

5. By an employee as trustee or co-trustee, where either the employee or any member of his/her immediate family (i.e., spouse, children and their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust.

6. By a trust of which the employee is the settlor, if the employee has the power to revoke the trust without obtaining the consent of all the beneficiaries;

7. By any partnership in which the employee or a company the employee controls (alone or jointly with others) is a general partner;

8. By a corporation or similar entity controlled by the employee alone or jointly with others;

9.   In the name of the employee's spouse (unless legally separated);

10. In the name of minor children of the employee or in the name of any relative of the employee or of his/her spouse (including an adult child) who is presently sharing the employee's home. This applies even if the securities were not received from the employee and dividends are not actually used for the maintenance of the employee's home;

11. In the name of any person other than the employee and those listed in (9) and (10) above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the employee obtains benefits substantially equivalent to those of ownership;

12. In the name of any person other than the employee, even though the employee does not obtain benefits substantially equivalent to those of ownership (as described in (11) above), if the employee can vest or revest title in himself/herself.

                                  APPENDIX 2-A


                   PERSONAL SECURITY TRANSACTION AUTHORIZATION
      (valid only for proposed trade date and two trading days thereafter)

Employee Name:__________________________________________________________________

Account Title:__________________________________________________________________

Proposed Trade Date:__________________

Security:_______________________________________________________________________

Number of Shares:  ____________________

Buy:  __________ or Sell:  __________

                                  AUTHORIZATION

1. Has the security been approved for purchase or sale for client accounts within the last five business days, or is currently being considered for trading in client accounts?

                  Yes  __________           No  __________

2. Are there currently any open orders for client accounts, or have their been any purchases or sales for client accounts within the last five business days?

                  Yes  __________           No  __________


Request Approved  __________          Request Denied  __________


    THIS FORM MUST BE INITIALED BY THE CONTACT PERSON PRIOR TO ENTERING INTO
                       PERSONAL SECURITIES TRANSACTIONS.

Comments:_______________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

                                  APPENDIX 2-B

                        INITIAL OR ANNUAL HOLDINGS REPORT

I hereby certify that the following is a complete list of (i) all accounts with any brokerage firm or other financial institution through which any securities covered by this Code of Ethics may be purchased or sold in accordance with the Code of Ethics of Duncan-Hurst Capital Management Inc., and (ii) all securities held in those accounts as of the date indicated below.

I understand that you require this list to monitor my compliance with Duncan-Hurst Capital Management Inc.'s Code of Ethics. I agree to notify DHCM and obtain its consent before opening any new account that falls within the Code of Ethics.


Broker            _____________________________________

Account Name      _____________________________________

Account #         _____________________________________


NAME OF SECURITY                                   AMOUNT OF SHARES @ 12/31/99

____________________________________        ____________________________________

____________________________________        ____________________________________

____________________________________        ____________________________________

____________________________________        ____________________________________

____________________________________        ____________________________________

____________________________________        ____________________________________

____________________________________        ____________________________________


Signed:           __________________________________________________

Name (printed):   __________________________________________________

Date:             __________________________________________________

Date as of which Information Presented: ____________________________

                                  APPENDIX 2-C

              QUARTERLY REPORT OF PERSONAL SECURITIES TRANSACTIONS

Name:  ____________________________________

For the quarter  OCTOBER 1, 1999 through DECEMBER 31, 1999


           BUY/                                   NO. OF
DATE       SELL         NAME OF SECURITY          SHARES   PRICE    BROKER

________   ___________  ________________________  _______  _______  ____________

________   ___________  ________________________  _______  _______  ____________

________   ___________  ________________________  _______  _______  ____________

________   ___________  ________________________  _______  _______  ____________

________   ___________  ________________________  _______  _______  ____________

Duncan-Hurst mutual fund ownership, outside of the DHCM 401k plan, as of quarter-end:

              FUND                                       NUMBER OF SHARES

__________________________________________        ______________________________

__________________________________________        ______________________________

__________________________________________        ______________________________

__________________________________________        ______________________________

New Covered Accounts

        BROKER             ACCOUNT NAME                      ACCOUNT #

______________________   ________________________    ___________________________

______________________   ________________________    ___________________________

______________________   ________________________    ___________________________

______________________   ________________________    ___________________________


Signed:           __________________________________________________

Date:             __________________________________________________

                                  APPENDIX 2-D


                        ANNUAL CERTIFICATE OF COMPLIANCE

I have read, understand, acknowledge that I am subject to and agree to abide by the guidelines set forth in the Code of Ethics and Conduct of Duncan-Hurst Capital Management Inc. ("DHCM"). I further certify that I have complied with that Code and with the Policy to Detect and Prevent Insider Trading attached to that Code since the last date of my certification, and that I have disclosed or reported all personal securities holdings and transactions required to be disclosed or reported pursuant to the requirements of the Code. I understand that any violation of the Code may lead to sanctions, including my dismissal for cause.


Signed:           ______________________________

Name (printed):   ______________________________

Date:                      ______________________________

                  POLICY TO DETECT AND PREVENT INSIDER TRADING
                      DUNCAN-HURST CAPITAL MANAGEMENT INC.

                             (REVISED JANUARY 1999)

Duncan-Hurst Capital Management Inc. forbids you to trade, either personally or on behalf of others, including accounts managed by DHCM, on material nonpublic information, or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Firm's policy extends to activities within and outside your duties at DHCM.

The term "insider trading" in not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to the communication of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1. trading by an insider while in possession of material nonpublic information,

2. trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

3.      communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult the Contact Person identified in the Firm's Code of Ethics.

WHO IS AN INSIDER?

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

WHAT IS MATERIAL INFORMATION?

Trading on inside information is not a basis for liability unless the information is material. "Material information" is generally defined as information that there is a substantial likelihood a reasonable investor would consider important to make his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information you should consider material includes, but is not limited to:

         -        dividend changes,

         -        earnings estimates,

         -        changes in previously released earnings estimates,

         -        significant merger or acquisition proposals or agreements,

         -        major litigation,

         -        liquidation problems, and

         -        extraordinary management developments.

Material information does not have to relate to a company's business. For example, in CARPENTER V. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a WALL STREET JOURNAL reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the JOURNAL and whether those reports would be favorable or not.

WHAT IS NONPUBLIC INFORMATION?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in DOW JONES, REUTERS ECONOMIC SERVICES, the WALL STREET JOURNAL or other publications of general circulation would be considered public.

PENALTIES FOR INSIDER TRADING

Penalties for trading on, or communicating, material nonpublic information are severe, for both the individuals involved in the unlawful conduct and their employers. Persons can be subject to some or all of the penalties below, even if they do not personally benefit from the violation.

         -        civil injunctions,

         -        treble damages,

         -        disgorgement of profits,

         -        jail sentences,

         - fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

         - fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this Insider Trading Policy (or other provisions of the Code of Ethics and Conduct of which this Insider Trading Policy is a part) can be expected to result in serious sanctions by DHCM, including dismissal of the persons involved.

PROCEDURES TO IMPLEMENT INSIDER TRADING POLICY

Before trading for yourself or others, including accounts managed by DHCM, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

1. Is the information material? Would an investor consider it important in making their investment decisions? Would it substantially effect the market price of the securities if generally disclosed?

2. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in REUTERS, the WALL STREET JOURNAL, or other publications of general circulation?

If, after considering the above, you believe the information may be material and nonpublic:

1.      Report the matter immediately to the Contact Person.

2. Do not purchase or sell the securities on behalf of yourself or others, including accounts managed by DHCM.

3. Do not communicate the information inside or outside DHCM, other than to the Contact Person. In addition, you should take care that the information is secure. For example, you should seal files and restrict access to computer files containing material nonpublic information.

4. The Contact Person will instruct you to continue the prohibitions against trading and communication, or will allow you to trade and communicate the information. Any questions about whether information is material or nonpublic, the applicability or interpretation of these procedures, or the propriety of any action, must be discussed with the Contact Person before you trade or communicate the information to anyone.

These procedures have been established to help you avoid insider trading, and to help DHCM prevent, detect and impose sanctions against insider trading. You must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures consult the Contact Person.